Exhibit 4.8

PNC Bank, National Association

One Piedmont Town Center

4270 Piedmont Row Drive, Suite 300

Charlotte, North Carolina 28210

May 23, 2016

Via Facsimile and

Overnight Courier

Perma-Fix Environmental Services, Inc.

8302 Dunwoody Place #250

Atlanta, Georgia 30350

Attn: Ben Naccarato

Fax: (770) 587-9937

Re:     Waiver Letter

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended, the “Credit Agreement”), among Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Borrower”), the financial institutions which are now or hereafter become party thereto as lenders (collectively, “Lenders” and individually “Lender”) and PNC Bank, National Association, as agent for the Lenders (in such capacity, “Agent”). All capitalized terms used in this letter agreement (this “Letter Agreement”) but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Agent and the Required Lenders hereby waive the violation by the Borrower of the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(b) of the Credit Agreement for the quarter ending as of March 31, 2016.

This Waiver Letter shall not constitute a waiver to any provision of the Credit Agreement or any Other Document not expressly referred to herein and shall not be construed as a waiver to any action on the part of the Borrower that would require a waiver or of the Agent or any Lender except as expressly stated herein. The waiver specifically described herein shall not constitute and shall not be deemed a waiver of any Default or Event of Default or any rights and remedies arising as a result thereof other than as specifically set forth herein.

Except as specifically waived hereby, the terms and provisions of the Credit Agreement remain in full force and effect.

In consideration of the waiver set forth herein, the Borrower shall pay or cause to be paid (including an Advance by the Agent) to Agent a non-refundable fee in the amount of $5,000.

Except as specifically waived or modified hereby, the terms and provisions of the Credit Agreement remain in full force and effect.

Sincerely,

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/Alex M. Council IV
Name:	Alex Council
Title:	Vice President

ACCEPTED AND AGREED:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/Ben Naccarato
Name:	Ben Naccarato
Title:	Chief Financial Officer

cc:	Irwin Steinhorn
Fax: (405) 232-2695